UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 3, 2004

Date of Report (Date of earliest event reported)

Shurgard Storage Centers, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	001-11455	91-1603837
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street, Suite 400

Seattle, Washington 98109-4426

(Address of principal executive offices) (Zip Code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective December 3, 2004, Mr. Wendell J. Smith retired as a member of the Board of Directors of Shurgard Storage Centers, Inc. (the “Company”). In addition, on the same date, Mr. Harrell L. Beck resigned as a member of the Board of Directors of the Company, though Mr. Beck will continue to serve as Executive Vice President, Chief Investment Officer and Treasurer of the Company.

Mr. Smith’s retirement and Mr. Beck’s resignation were not as a result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(d) On Friday December 3, 2004, the Board of Directors of the Company appointed Mr. David K. Grant as a member of the Board of Directors to fill the vacancy resulting from Mr. Beck’s resignation. There are no arrangements or understandings between Mr. Grant and any other person pursuant to which he was selected as a Director of the Company. Mr. Grant has not been appointed to any Board committees, nor is there any current expectation regarding committee appointments for him as of the date of this report. Mr. Grant will continue to serve as President and Chief Operating Officer of the Company.

The following information, which has been previously disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on June 4, 2004, is being provided pursuant Item 5.02(d)(4) of Form 8-K and Item 404(a) of Regulation S-K:

(i) For the first half of 2003, the terms of employment between Mr. Grant and Shurgard Self Storage, S.C.A. (“Shurgard Europe”) were covered by a Service Agreement and Mr. Grant’s salary and benefits were paid by the Company and reimbursed by Shurgard Europe. Under the Service Agreement, Mr. Grant was entitled to certain payments including a maximum of two and one-half years of annual salary and average bonus as well as benefits from the Company in the event that the Company had not offered him a suitable position in the United States on June 30, 2003, the termination date of the Service Agreement.

(ii) On June 30, 2003, Mr. Grant was offered the position of President and Chief Operating officer of the Company and was formally appointed to such positions in August 2003. In December 2003, he entered into a Senior Management Employment Agreement which the Company provides to each of its executive officers, a form of which is filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2000. This agreement provides for the continuation of pay and benefits in the event that his employment is terminated by the Company other than for cause, or by Mr. Grant for good reason, within two years after certain business combination transactions, including, but not limited to, changes of control. The agreement provides for two and one-half years of annual salary and average bonus, and, in the event of certain taxation of payments made under the agreement, additional payments necessary to offset the taxes.

(iii) Mr. Grant received a grant of 2,090 shares of restricted stock of the Company on July 24, 2003, on which date the per share closing price of the Common Stock was $33.30. Mr. Grant also received a special award of 56,472 restricted shares of the Company on December 17, 2003 to compensate him for his outstanding performance as President of Shurgard Europe and to replace equity and long-term incentive compensation he would have received had he remained President of Shurgard Europe. The per share closing price on the date these shares were granted was $37.60.

(iv) On July 8, 2003, the Company loaned €1.9 million (approximately $2,151,940 based on exchange rates as of July 8, 2003, which rates were applied in all the amounts listed below) to E-Parco, a Belgian company which was owned by certain employees of Shurgard Europe, including Mr. Grant. E-Parco had an indirect ownership interest in Shurgard Europe through Recom & Co. SNC (“Recom”), a Belgian company and subsidiary of the Company. The proceeds of the Company’s loan to E-Parco were used by E-Parco to repurchase E-Parco shares from Mr. Grant and certain former employees of Shurgard Europe. Mr. Grant received €1.2 million (approximately $1.4 million) for his shares. The purchase price for the E-Parco shares was based on comparable third party sales transactions for interests in Shurgard Europe.

Item 8.01. Other Events

On December 3, 2004, the Company announced the promotion of Jane A. Orenstein to the position of Vice President, General Counsel and Corporate Secretary. Ms. Orenstein joined the Company in 1999 and has spent the last five years as an Assistant General Counsel. Ms. Orenstein replaces Christine M. McKay, who is retiring. Ms. McKay had served as Senior Vice President, General Counsel and Secretary of the Company since 2000.

A copy of the press release issued by the Company announcing the retirement of Mr. Smith, resignation of Mr. Beck, appointment of Mr. Grant and promotion of Ms. Orenstein is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1:    Press Release dated December 8, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shurgard Storage Centers, Inc.

Dated: December 8, 2004	By:	/s/ David K. Grant
	Name:	David K. Grant
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 8, 2004